Exhibit 99.1

International Monetary Systems Acquires
Business Network, Inc. of Long Island, NY

New Berlin, Wis., May 06, 2008 -- International Monetary Systems, Ltd. (OTCBB:INLM), a worldwide leader in business-to-business barter services, today announced that it has acquired the assets and client base of Business Network, Inc. (BNI), located in Hauppauge, NY on Long Island.

Don Mardak, CEO of IMS commented: “We are pleased to announce this latest acquisition of a very fine trade exchange in a strategic location. Since we already have a solid network in place in Uptown Manhattan, Long Island clients will now have many more barter options which means an increase in trading opportunities. Additionally, linking our Long Island and Manhattan members with our markets in Rochester, Buffalo and Syracuse, gives IMS nearly 2500 members in New York, making it the largest barter network in the Empire State.”

The transaction was partially financed by $200,000 received from a private investor in exchange for a convertible note.

 About International Monetary Systems

Founded in 1985, International Monetary Systems (IMS) serves 18,000 customers representing 23,000 cardholders in 50 North American markets including Canada. Based in New Berlin, Wisconsin, and managed by seasoned industry veterans, IMS is one of the largest publicly traded barter companies in the world and is continually expanding its network by adding exchange locations. The company's proprietary transaction clearing software enables businesses and individuals to trade goods and services online throughout North America, using an electronic currency known as trade dollars. The IMS network allows companies to create cost savings and attract new customers by incorporating barter opportunities in their business models. Further information can be obtained at the company's website at: www.imsbarter.com.

Contact:

International Monetary Systems, Ltd., New Berlin, WI
Krista Vardabash, (888) 783-4636, ext. 19
Go-ims@imsbarter.com
http://www.internationalmonetary.com